Exhibit 10.1

PLAYTIKA HOLDING CORP.

2020 INCENTIVE AWARD PLAN

ARTICLE I.

PURPOSE

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities. Capitalized terms used in the Plan are defined in Article XI.

ARTICLE II.

ELIGIBILITY

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.

ARTICLE III.

ADMINISTRATION AND DELEGATION

3.1 Administration. The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.

3.2 Appointment of Committees. To the extent Applicable Laws permit, the Board may delegate any or all of its powers under the Plan to one or more Committees or officers of the Company. The Board may abolish any Committee or re-vest in itself any previously delegated authority at any time.

ARTICLE IV.

STOCK AVAILABLE FOR AWARDS

4.1 Number of Shares. Subject to adjustment under Article VIII and the terms of this Article IV, Awards may be made under the Plan covering up to the Overall Share Limit. Shares issued under the Plan may consist of authorized but unissued Shares or Shares purchased on the open market or treasury Shares.

4.2 Share Recycling. If all or any part of an Award expires, lapses or is terminated, exchanged for cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award, the unused Shares covered by the Award will, as applicable, become or again be available for Award grants under the Plan. Further, Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award and/or to satisfy any applicable tax withholding obligation (including Shares retained by the

Company from the Award being exercised or purchased and/or creating the tax obligation) will, as applicable, become or again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit.

4.3 Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than 22,000,000 Shares may be issued pursuant to the exercise of Incentive Stock Options.

4.4 Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

4.5 Non-Employee Director Compensation. The Administrator may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such non-employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time.

ARTICLE V.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

5.1 General. The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right, the exercise price of each Option and Stock Appreciation Right and the conditions and limitations applicable to the exercise of each Option and Stock Appreciation Right. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement.

5.2 Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. The exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option or Stock Appreciation Right.

5.3 Duration. Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option or Stock Appreciation Right (other than an Incentive Stock Option) (i) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, as determined by the Company, or (ii) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right shall be extended until the date that is thirty days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the ten year term of the applicable Option or Stock Appreciation Right.

5.4 Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (i) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (ii) as specified in Section 9.5 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.

5.5 Payment Upon Exercise. Subject to Section 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by:

(a) cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;

(b) if there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;

(c) to the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value;

(d) to the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;

(e) to the extent permitted by the Administrator, delivery of a promissory note or any other property that the Administrator determines is good and valuable consideration; or

(f) to the extent permitted by the Company, any combination of the above payment forms approved by the Administrator.

ARTICLE VI.

RESTRICTED STOCK; RESTRICTED STOCK UNITS

6.1 General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant to Service Providers Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement. The Administrator will determine and set forth in the Award Agreement the terms and conditions for each Restricted Stock and Restricted Stock Unit Award, subject to the conditions and limitations contained in the Plan.

6.2 Restricted Stock.

(a) Dividends. Participants holding shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid.

(b) Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of shares of Restricted Stock, together with a stock power endorsed in blank.

6.3 Restricted Stock Units.

(a) Settlement. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.

(b) Stockholder Rights. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

(c) Dividend Equivalents. If the Administrator provides, a grant of Restricted Stock Units may provide a Participant with the right to receive Dividend Equivalents on the portion of Restricted Stock Units for which vesting conditions on such underlying Restricted Stock Units have been satisfied, but the settlement of such Restricted Stock Units has not occurred as of any dividend record date for payment to holders of Common Stock. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Restricted Stock Units with respect to which the Dividend Equivalents are granted and subject to other terms and conditions as set forth in the Award Agreement. For the avoidance of doubt, no Dividend Equivalents on a Restricted Stock Unit shall be provided on the portion of Restricted Stock Units for which any vesting conditions remain with respect to such underlying Restricted Stock Unit on any dividend record date with respect to any payment to holders of Common Stock.

ARTICLE VII.

OTHER STOCK OR CASH BASED AWARDS

Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goal (which may be based on the Performance Criteria), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement.

ARTICLE VIII.

ADJUSTMENTS FOR CHANGES IN COMMON STOCK

AND CERTAIN OTHER EVENTS

8.1 Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and making a cash payment to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

8.2 Corporate Transactions. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change) and is hereby authorized, without the Participant’s express prior written consent, to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:

(a) To provide for the cancellation of any such Award in exchange for either an amount of cash or other property or any combination thereof with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;

(b) To provide that such Award shall vest and, to the extent applicable, be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(c) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;

(d) To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV hereof on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards;

(e) To replace such Award with other rights or property selected by the Administrator; and/or

(f) To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

8.3 Effect of Non-Assumption in a Change in Control.

(a) Notwithstanding the provisions of Section 8.2, if a Change in Control occurs and a Participant’s Awards are not continued, converted, assumed, or replaced with a substantially similar award by (i) the Company, or (ii) a successor entity or its parent or subsidiary (an “Assumption”), and provided that the Participant has not had a Termination of Service, then, immediately prior to the Change in Control, such Awards shall become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Awards shall lapse, in which case, such Awards shall be canceled upon the consummation of the Change in Control in exchange for the right to receive the Change in Control consideration payable to other holders of Common Stock (i) which may be on such terms and conditions as apply generally to holders of Common Stock under the Change in Control documents (including, without limitation, any escrow, earn-out or other deferred consideration provisions) or such other terms and conditions as the Administrator may provide, and (ii) determined by reference to the number of shares subject to such Awards and net of any applicable exercise price; provided that to the extent that any Awards constitute “nonqualified deferred compensation” that may not be paid upon the Change in Control under Section 409A without the imposition of taxes thereon under Section 409A, the timing of such payments shall be governed by the applicable Award Agreement (subject to any deferred consideration provisions applicable under the Change in Control documents); and provided, further, that if the amount to which a Participant would be entitled upon the settlement or exercise of such Award at the time of the Change in Control is equal to or less than zero, then such Award may be terminated without payment. The Administrator shall determine whether an Assumption of an Award has occurred in connection with a Change in Control.

(b) For the purposes of this Section 8.3, an Assumption of an Award shall be considered to have occurred in the Award is assumed or substituted for if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor entity or its parent or subsidiary, the Administrator may, with the consent of the successor entity, provide that the consideration to be received upon the exercise or vesting of an Award, for each Share subject thereto, will be solely common stock of the successor entity or its parent or subsidiary substantially equal in fair market value to the per Share consideration received by holders of Shares in the transaction constituting a Change in Control.

8.4 Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to sixty days before or after such transaction.

8.5 General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8.1 or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.

ARTICLE IX.

GENERAL PROVISIONS APPLICABLE TO AWARDS

9.1 Transferability. Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.

9.2 Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. Each Award may contain terms and conditions in addition to those set forth in the Plan.

9.3 Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

9.4 Termination of Status. The Administrator will determine how the disability, death, retirement, authorized leave of absence or any other change or purported change in a Participant’s Service

Provider status affects an Award and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.

9.5 Withholding. Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Company after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. In the absence of a contrary determination by the Company (or, with respect to withholding pursuant to clause (ii) below with respect to Awards held by individuals subject to Section 16 of the Exchange Act, a contrary determination by the Administrator), all tax withholding obligations will be calculated based on the minimum applicable statutory withholding rates. Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations (i) in cash, by wire transfer of immediately available funds, by check made payable to the order of the Company, provided that the Company may limit the use of the foregoing payment forms if one or more of the payment forms below is permitted, (ii) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery, (iii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (iv) to the extent permitted by the Company, any combination of the foregoing payment forms approved by the Administrator. Notwithstanding any other provision of the Plan, the number of Shares which may be so delivered or retained pursuant to clause (ii) of the immediately preceding sentence shall be limited to the number of Shares which have a Fair Market Value on the date of delivery or retention no greater than the aggregate amount of such liabilities based on the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America)); provided, however, that, any such Shares delivered or retained shall be rounded up to the nearest whole Share to the extent rounding up to the nearest whole Share does not result in the liability classification of the applicable Award under generally accepted accounting principles in the United States of America. If any tax withholding obligation will be satisfied under clause (ii) above by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.

9.6 Amendment of Award; Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article VIII or pursuant to Section 10.6. Notwithstanding the foregoing or anything in the Plan to the contrary, the Administrator may, without the approval of the stockholders of the Company, reduce the exercise price per share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per share that is less than the exercise price per share of the original Options or Stock Appreciation Rights; provided the exercise price per share of such Options or Stock Appreciation Rights is no less than 100% of the Fair Market Value on the date of such action.

9.7 Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

9.8 Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

9.9 Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.

ARTICLE X.

MISCELLANEOUS

10.1 No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement.

10.2 No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.

10.3 Effective Date and Term of Plan. Unless earlier terminated by the Board, the Plan will become effective on the date it is adopted and approved by the Board. The Plan will remain in effect until the tenth anniversary of the earlier of (a) the date the Board adopted the Plan or (b) the date the Company’s stockholders approved the Plan, but Awards previously granted may extend beyond that date in accordance with the Plan. The Plan will be submitted for the approval of the Company’s stockholders within twelve months after the date of the Board’s adoption of the Plan. Awards may be granted or awarded prior to such stockholder approval; provided that no Award shall become exercisable, vested or realizable, as applicable to such Award, unless the Plan has been approved by the Company’s stockholders within twelve months before or after the date the Plan was adopted by the Board; and provided, further, that if such approval has not been obtained at the end of said twelve-month period, all Awards previously granted or awarded under the Plan shall thereupon be canceled and become null and void.

10.4 Amendment of Plan. The Administrator may amend, suspend or terminate the Plan at any time; provided that no amendment, other than an increase to the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after the Plan’s termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

10.5 Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

10.6 Section 409A.

(a) General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(b) Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c) Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

10.7 Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

10.8 Lock-Up Period. The Company may, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to one hundred eighty days following the effective date of a Company registration statement filed under the Securities Act, or such shorter or longer period as determined by the Company.

10.9 Right of First Refusal.

(a) Before any shares of Common Stock held by a Participant or any permitted transferee (each, a “Holder”) may be sold, pledged, assigned, hypothecated, transferred, or otherwise disposed of (each, a “Transfer”), the Company or its assignee(s) shall have a right of first refusal to purchase the shares of Common Stock proposed to be Transferred on the terms and conditions set forth in this Section 10.9 (the “Right of First Refusal”). In the event that the Company’s charter, bylaws and/or a stockholders’ agreement applicable to the shares of Common Stock contain a right of first refusal with respect to the shares of Common Stock, such right of first refusal shall apply to the shares of Common Stock to the extent such provisions are more restrictive than the Right of First Refusal set forth in this Section 10.9 and the Right of First Refusal set forth in this Section 10.9 shall not in any way restrict the operation of the Company’s charter, bylaws or the operation of any applicable stockholders’ agreement.

(b) In the event any Holder desires to Transfer any shares of Common Stock, the Holder shall deliver to the Company a written notice (the “Notice”) stating: (i) the Holder’s bona fide intention to sell or otherwise Transfer such shares of Common Stock; (ii) the name of each proposed purchaser or other transferee (“Proposed Transferee”); (iii) the number of shares of Common Stock to be Transferred to each Proposed Transferee; and (iv) the price for which the Holder proposes to Transfer the shares of Common Stock (the “Offered Price”), and the Holder shall offer such shares of Common Stock at the Offered Price to the Company or its assignee(s).

(c) Within twenty-five days after receipt of the Notice, the Company and/or its assignee(s) may elect in writing to purchase all, but not less than all, of the shares of Common Stock proposed to be Transferred to any one or more of the Proposed Transferees by delivery of a written exercise notice to the Holder (a “Company Notice”). The purchase price (“Purchase Price”) for the shares of Common Stock repurchased under this Section 10.9 shall be the Offered Price.

(d) Payment of the Purchase Price shall be made, at the option of the Company or its assignee(s), in cash (by check or wire transfer), by cancellation of all or a portion of any outstanding indebtedness of the Holder to the Company (or, in the case of repurchase by an assignee, to the assignee), or by any combination thereof, within five days after delivery of the Company Notice or in the manner and at the times mutually agreed to by the Company and the Holder. Should the Offered Price specified in the Notice be payable in property other than cash, the Company or its assignee shall have the right to pay the purchase price in the form of cash equal in amount to the value of such property, as determined by the Administrator.

(e) If all or a portion of the shares of Common Stock proposed in the Notice to be Transferred are not purchased by the Company and/or its assignee(s) as provided in this Section 10.9, then the Holder may sell or otherwise Transfer such shares of Common Stock to that Proposed Transferee at the Offered Price or at a higher price; provided that such sale or other Transfer is consummated within sixty days after the date of the Notice; and provided, further, that any such sale or other Transfer is effected in accordance with any Applicable Laws and the Proposed Transferee agrees in writing that the provisions of this Plan and the applicable Award Agreement and any other applicable agreements governing the shares of Common Stock to be Transferred shall continue to apply to the shares of Common Stock in the hands of such Proposed Transferee. If the shares of Common Stock described in the Notice are not Transferred to the Proposed Transferee within such sixty-day period, a new Notice shall be given to the Company, and the Company and/or its assignees shall again be offered the Right of First Refusal, as provided herein, before any shares of Common Stock held by the Holder may be sold or otherwise Transferred.

(f) Anything to the contrary contained in this Section 10.9 notwithstanding and to the extent permitted by the Administrator, the Transfer of any or all of the shares of Common Stock during a Participant’s lifetime or upon a Participant’s death by will or intestacy to the Participant’s Immediate Family or a trust for the benefit of the Participant’s Immediate Family shall be exempt from the Right of First Refusal. As used herein, “Immediate Family” shall mean spouse, lineal descendant or antecedent, father, mother, brother or sister or stepchild (whether or not adopted). In such case, the transferee or other recipient shall receive and hold the shares of Common Stock so Transferred subject to the provisions of this Plan (including the Right of First Refusal), the applicable Award Agreement and any other applicable agreements governing the shares of Common Stock to be Transferred, and there shall be no further Transfer of such shares of Common Stock except in accordance with the terms of this Section 10.9 (or otherwise as expressly provided under the Plan).

(g) The Right of First Refusal shall terminate as to all shares of Common Stock upon the occurrence of a Change in Control or the Public Trading Date.

10.10 Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Related Entities exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Related Entities may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Related Entities; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Related Entities may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Related Entities may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 10.9 in writing, without cost, by contacting the local human resources representative. The Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents in this Section 10.9. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

10.11 Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

10.12 Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply.

10.13 Governing Law; Venue; Waiver of Jury Trial. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware. By accepting an Award, each Participant irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America, in each case located in the State of Delaware, for any action arising out of or relating to the Plan (and agrees not to commence any litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the address contained in the records of the Company shall be effective service of process for any litigation brought against it in any such court. By accepting an Award, each Participant irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of Plan or Award hereunder in the courts of the State of Delaware or the United States of America, in each case located in the State of Delaware, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum. By accepting an Award, each Participant irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any litigation arising out of or relating to the Plan or any Award hereunder.

10.14 Restrictions on Shares; Claw-Back Provisions. Awards and shares of Common Stock acquired in respect of Awards shall be subject to such terms and conditions as the Administrator shall determine, including, without limitation, restrictions on the transferability of shares of Common Stock, the right of the Company to repurchase shares of Common Stock, the right of the Company to require that shares of Common Stock be transferred in the event of certain transactions, tag-along rights, bring-along rights, redemption and co-sale rights and voting requirements. Such terms and conditions may be additional to those contained in the Plan and may, as determined by the Administrator, be contained in the applicable Award Agreement or in an exercise notice, stockholders’ agreement or in such other agreement as the Administrator shall determine, in each case in a form determined by the Administrator. The issuance of such shares of Common Stock shall be conditioned on the Participant’s consent to such terms and conditions and the Participant’s entering into such agreement or agreements. All Awards (including any proceeds, gains or other economic benefit actually or constructively received by Participant upon any receipt or exercise of any Award or upon the receipt or resale of any shares of Common Stock underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement. A Participant shall, as a condition to receiving an Award, agree to execute such further instruments and to take such further action as the Company requests to carry out the purposes and intent of this Section 10.14.

10.15 Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

10.16 Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.

10.17 Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.

10.18 Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5: (a) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (f) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

10.19 Plan Language. The official language of the Plan shall be English. To the extent that the Plan or any Award Agreements are translated from English into another language, the English version of the Plan and Award Agreements will always govern, in the event that there are inconsistencies or ambiguities which may arise due to such translation.

10.20 Applicable Currency. The Award Agreement shall specify the currency applicable to such Award. The Administrator may determine, in its sole discretion, that an Award denominated in one currency may be paid in any other currency based on the prevailing exchange rate as the Administrator deems appropriate. A Participant may be required to provide evidence that any currency used to pay the exercise price of any Award were acquired and taken out of the jurisdiction in which the Participant resides in accordance with Applicable Laws, including foreign exchange control laws and regulations. In the absence of a designation in an Award Agreement, the currency applicable to an Award shall be U.S. Dollars.

ARTICLE XI.

DEFINITIONS

As used in the Plan, the following words and phrases will have the following meanings:

11.1 “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

11.2 “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.

11.3 “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Other Stock or Cash Based Awards.

11.4 “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

11.5 “Board” means the Board of Directors of the Company.

11.6 “Cause,” with respect to a Participant, shall have the meaning ascribed to such term, or term of similar effect, in any offer letter, employment, severance or similar agreement between the Participant and the Company or one of its Related Entities; provided, that in the absence of an offer letter, employment, severance or similar agreement containing such definition, Cause shall exist in the following circumstances: (a) the material failure of the Participant to perform the Participant’s duties with the Company and its Related Entities or to follow a lawful directive from the Board (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for performance is delivered to the Participant by the Board which specifically identifies the manner in which the Board believes that the Participant has not performed his or her duties or has failed to follow a lawful directive and the Participant continues after a reasonable time to not perform or fail to follow such directive; (b)(i) any act of fraud, or embezzlement or theft, by the Participant or (ii) the Participant’s admission in any court, or conviction of, or plea of nolo contendere to, a felony or crime of a similar nature in a non-US jurisdiction (excluding offenses with respect traffic violations); or (c) the Participant’s material violation of, or noncompliance with, any securities laws or stock exchange listing rules, including, without limitation, the

Sarbanes-Oxley Act of 2002, provided that such violation or noncompliance resulted in material economic harm to the Company or any of its affiliates.

11.7 “Change in Control” means any transaction that constitutes a “change in control event” (as defined in Treasury Regulation Section 1.409A-3(i)(5)) of the Company, or any of the Parent Entities, as applicable; provided that the following events shall not constitute a “Change in Control”: (a) a “change in the effective control of a corporation” described in Treasury Regulation Section 1.409A-3(i)(5)(vi) of the Company or any such Parent Entity, as applicable, that does not also constitute a “change in the ownership of a corporation” described in Treasury Regulation Section 1.409A-3(i)(5)(v) of the Company or such Parent Entity; (b) a “change in the effective control of a corporation” described in Treasury Regulation Section 1.409A-3(i)(5)(vi) of the Company or any Parent Entity in which less than 50% of the outstanding stock of the Company or such Parent Entity, as applicable, is sold; (c) a “change in the ownership of a substantial portion of the corporation’s assets” described in Treasury Regulation Section 1.409A-3(i)(5)(vii) of the Company or any Parent Entity in which less than 50% of the total gross fair market value of the assets of the Company or such Parent Entity, as applicable (calculated in a manner consistent with Treasury Regulation Section 1.409A-3(i)(5)(vii)), are sold; or (d) a “change in control event” (as defined in Treasury Regulation Section 1.409A-3(i)(5)) of the Company or any Parent Entity in which the Person, or more than one Person acting as a group, acquiring the stock or assets of the Company or such Parent Entity prior to such transaction, directly or indirectly control, are controlled by, or are under common control with, the Company or the Parent Entities; provided, however, that the consummation of a merger or other combination of the Company or any of the Parent Entities with either Alpha Frontier Limited or Parent Company or one of their Subsidiaries shall not constitute a Change in Control for purposes of this Plan; provided, further, that there shall not be deemed a Change in Control for purposes of this Plan unless in the aggregate, in either one or a series of transactions, more than 50% of the outstanding stock or assets of the Company are acquired by a Person, or more than one Person acting as a group, not controlled by, or under common control with, Parent Company or any of the Parent Entities, and for purposes of this proviso, if any Parent Entity or Subsidiary of such Parent Entity owns stock or assets of the Company or any Subsidiary of the Company, a Change of Control of such Parent Entity, or Subsidiary of such Parent Entity, shall be deemed an acquisition by such Person(s) of Company stock or assets. Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5). The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

11.8 “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

11.9 “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

11.10 “Common Stock” means the common stock of the Company.

11.11 “Company” means Playtika Holding Corp., a Delaware corporation, or any successor.

11.12 “Consultant” means any person, including any adviser, engaged by the Company or its Related Entities to render services to such entity if the consultant or adviser: (a) renders bona fide services to the Company; (b) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities; and (c) is a natural person.

11.13 “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

11.14 “Director” means a Board member or a member of the board of any Related Entity who is not an Employee.

11.15 “Disability” means a permanent and total disability under Section 22(e)(3) of the Code, as amended.

11.16 “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

11.17 “Employee” means any employee of the Company or its Related Entities.

11.18 “Equity Restructuring” means, as determined by the Administrator, a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities of the Company) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

11.19 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

11.20 “Fair Market Value” means, as of any date, the value of a share of Common Stock determined as follows: (a) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion. Notwithstanding the foregoing, with respect to any Award granted on the pricing date of the Company’s initial public offering, the Fair Market Value shall mean the initial public offering price of a Share as set forth in the Company’s final prospectus relating to its initial public offering filed with the Securities and Exchange Commission.

11.21 “Good Reason” shall have the meaning ascribed to such term, or term of similar effect, in any offer letter, employment, severance or similar agreement between the Participant and the Company or one of its Related Entities; provided, that in the absence of an offer letter, employment, severance or similar agreement containing such definition, Good Reason shall mean the occurrence, described in a written notice of termination of employment to the Company from the Participant, of any of the following circumstances without the Participant’s express prior written consent: (a) a material reduction by the Company or its Related Entities in the Participant’s annual base salary (provided that a salary reduction of 10% or more shall be deemed material for this purpose) unless reductions comparable in amount and duration are concurrently made for all other similarly-situated employees of the Company; (b) the Company or any of its Related Entities requiring the Participant to be based anywhere more than sixty kilometers from the Participant’s primary business location on the date of this Agreement (except for required travel on Company business to an extent substantially consistent with the Participant’s present business travel obligations); and (c) a material diminution of the substantial duties or responsibilities of the Participant, taken in the aggregate, as in effect immediately following the closing of the proposed sale of the Company. Notwithstanding the foregoing, a Participant may not resign his or her employment with Good Reason unless: (x) the Participant provides the Company with at least thirty days prior written notice of his or her intent to resign for Good Reason (which notice is provided not later than sixty days following the occurrence of the event constituting Good Reason and contains reasonable detail regarding the basis for asserting Good Reason) and (y) the Company has not remedied the violation(s) within the thirty day period, and such resignation must occur within ninety days of the end of such remedy period.

11.22 “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.

11.23 “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

11.24 “Non-Qualified Stock Option” means an Option not intended or not qualifying as an Incentive Stock Option.

11.25 “Option” means an option to purchase Shares, which will either be an Incentive Stock option or a Non-Qualified Stock Option.

11.26 “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property awarded to a Participant under Article VII.

11.27 “Overall Share Limit” means the sum of (a) 22,000,000 Shares; (b) on the date that is two days prior to the Public Trading Date, an increase to the Overall Share Limit equal to 3.5% of the total number of Shares that will be outstanding on the closing date of the Company’s initial public offering (calculated on an as-converted basis and after giving effect to the number of shares of Common Stock to be issued to the public in such offering); and (c) if, on the first day of the calendar month that contains the anniversary of the Public Trading Date following the Public Trading Date, and each annual anniversary thereafter through and including such calendar month of 2030, the aggregate number of Shares with respect to which Awards may be granted under the Plan (not including Shares that are subject to outstanding Awards granted under the Plan) is less than 3.5% of the total number of Shares outstanding on such date, an annual increase to the Overall Share Limit on such date in an amount such that the aggregate number of Shares with respect to which Awards may be granted under the Plan (not including Shares subject to outstanding Awards granted under the Plan) after such increase is equal to the lesser of (i) 3.5% of the total Shares outstanding on such date or (ii) such number of Shares determined by the Board.

11.28 “Parent” means any entity whether domestic or foreign, in an unbroken chain of entities ending with the Company, if each of the entities other the first entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing more than 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

11.29 “Parent Company” means Giant Network Group Co., Ltd. or any successor thereto.

11.30 “Parent Entities” means Playtika Holding UK II Limited, Playtika Holding UK Limited, Alpha Frontier Limited or any Subsidiary or successor thereto of any of these entities.

11.31 “Participant” means a Service Provider who has been granted an Award.

11.32 “Performance Criteria” mean the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies.

11.33 “Plan” means this 2020 Incentive Award Plan.

11.34 “Public Trading Date” means the first date upon which the Common Stock is listed (or approved for listing) upon notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system, or, if earlier, the date on which the Company becomes a “publicly held corporation” for purposes of Treasury Regulation Section 1.162-27(c)(1).

11.35 “Related Entity” means any Parent, Subsidiary or an affiliate thereof.

11.36 “Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.37 “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.38 “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

11.39 “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.

11.40 “Securities Act” means the Securities Act of 1933, as amended.

11.41 “Service Provider” means an Employee, Consultant or Director.

11.42 “Shares” means shares of Common Stock.

11.43 “Stock Appreciation Right” means a stock appreciation right granted under Article V.

11.44 “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

11.45 “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

11.46 “Termination of Service” means the date the Participant ceases to be a Service Provider.

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PLAYTIKA HOLDING CORP.

2020 INCENTIVE AWARD PLAN

CALIFORNIA SUPPLEMENT

The Administrator has adopted this supplement for purposes of satisfying the requirements of Section 25102(o) of the California Corporations Code and the regulations issued thereunder (“Section 25102(o)”). Notwithstanding anything to the contrary contained in the Plan and except as otherwise determined by the Administrator, the provisions set forth in this supplement shall apply to all Awards granted under the Plan to a Participant who is a resident of the State of California on the date of grant (a “California Participant”) and which are intended to be exempt from registration in California pursuant to Section 25102(o). This supplement shall not apply to Awards granted to California Participants or after the Public Trading Date. Definitions in the Plan are applicable to this supplement.

1. Limitation on Securities Issuable under the Plan. The amount of securities issued pursuant to the Plan shall not exceed the amounts permitted under Section 260.140.45 of the California Code of Regulations to the extent applicable.

2. Additional Limitations On Options.

(a) Maximum Duration of Options. No Options granted to California Participants will be granted for a term in excess of ten years.

(b) Minimum Exercise Period Following Termination. Unless a California Participant’s Service Provider relationship is terminated for Cause, in the event of termination of such Participant’s Service Provider relationship, to the extent required by Applicable Laws, he or she shall have the right to exercise an Option, to the extent that he or she was otherwise entitled to exercise such Option on the date employment terminated, as follows: (i) at least six months from the date of termination, if termination was caused by such Participant’s death or Disability and (ii) at least thirty days from the date of termination, if termination was caused other than by such Participant’s death or Disability.

3. Additional Limitations For Restricted Stock Awards, Restricted Stock Units and Other Stock-Based Awards. The terms of all Awards granted to California Participants shall comply, to the extent applicable, with Section 260.140.41 and Section 260.140.42 of the California Code of Regulations.

4. Adjustments. The Administrator will make such adjustments to an Award held by a California Participant as may be required by Section 260.140.41 or Section 260.140.42 of the California Code of Regulations.

5. Additional Requirement To Provide Information To California Participants. To the extent required by Section 260.140.46 of the California Code of Regulations, the Company shall provide to each California Participant and to each California Participant who acquires Common Stock pursuant to the Plan, not less frequently than annually, copies of annual financial statements (which need not be audited). The Company shall not be required to provide such statements to key persons whose duties in connection with the Company assure their access to equivalent information. In addition, this information requirement shall not apply to the Plan to the extent that it complies with all conditions of Rule 701 of the Securities Act (“Rule 701”) as determined by the Administrator; provided that for purposes of determining such compliance, any registered domestic partner shall be considered a “family member” as that term is defined in Rule 701.

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6. Stockholder Approval; Additional Limitations On Timing Of Awards. The Plan will be submitted for the approval of the Company’s stockholders within twelve months after the date of the Board’s adoption of the Plan. Awards may be granted or awarded prior to such stockholder approval; provided that no Award granted to a California Participant shall become exercisable, vested or realizable, as applicable to such Award, unless the Plan has been approved by the Company’s stockholders within twelve months before or after the date the Plan was adopted by the Administrator; and provided, further, that if such approval has not been obtained at the end of said twelve-month period, all Awards previously granted or awarded under the Plan to California Participants shall thereupon be canceled and become null and void.

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PLAYTIKA HOLDING CORP.

2020 INCENTIVE AWARD PLAN

SUB-PLAN FOR ISRAELI PARTICIPANTS

1. General.

(a) This Sub-Plan for Israeli Participants (the “Sub-Plan”) shall apply only to Participants who are residents of the State of Israel or those who are deemed to be residents of the State of Israel for tax purposes (collectively, “Israeli Participants”). The provisions specified hereunder shall form an integral part of the Playtika Holding Corp. 2020 Incentive Award Plan (the “Plan”), which applies to the grant of Awards. The Sub-Plan was approved by the Board effective May 26, 2020.

(b) The provisions specified hereunder apply only to persons who are deemed to be residents of the State of Israel for tax purposes, or are otherwise subject to taxation in Israel with respect to Awards.

(c) This Sub-Plan applies with respect to Awards granted under the Plan. The purpose of this Sub-Plan is to establish certain rules and limitations applicable to Awards that may be granted or issued under the Plan from time to time, in compliance with the tax, securities and other Applicable Laws currently in force in the State of Israel. Except as otherwise provided by this Sub-Plan, all grants made pursuant to this Sub-Plan shall be governed by the terms of the Plan. This Sub-Plan is applicable only to grants made after the date of its adoption. This Sub-Plan complies with, and is subject to the ITO and Section 102. An Option granted under this Sub-Plan shall be deemed a Non-Qualified Stock Option for purposes of U.S. taxation.

(d) The Plan and this Sub-Plan shall be read together. In any case of contradiction, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions of this Sub-Plan shall govern.

(e) Any capitalized term not specifically defined in this Sub-Plan shall be construed according to the definition or interpretation given to it in the Plan.

2. Definitions.

Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Plan. The following additional definitions shall apply to grants made pursuant to this Sub-Plan:

(a) “3(i) Option” means a Non-Qualified Stock Option, which is subject to taxation pursuant to Section 3(i) of the ITO, which has been granted to any person who is not an Eligible 102 Participant.

(b) “102 Capital Gains Track” means the tax alternative set forth in Section 102(b)(2) of the ITO pursuant to which all or a part of the income resulting from the sale of Shares is taxable as a capital gain.

(c) “102 Capital Gains Track Grant” means a 102 Trustee Grant qualifying for the special tax treatment under the 102 Capital Gains Track.

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(d) “102 Ordinary Income Track” means the tax alternative set forth in Section 102(b)(1) of the ITO pursuant to which income resulting from the sale of Shares derived from Awards is taxed as ordinary income.

(e) “102 Ordinary Income Track Grant” means a 102 Trustee Grant qualifying for the ordinary income tax treatment under the 102 Ordinary Income Track.

(f) “102 Trustee Grant” means an Award granted pursuant to Section 102(b) of the ITO and held in trust by a Trustee for the benefit of the Eligible 102 Participant, and includes both 102 Capital Gains Track Grants and 102 Ordinary Income Track Grants.

(g) “Controlling Shareholder” as defined in Section 32(9) of the ITO, currently defined as an individual who prior to the grant or as a result of the grant or exercise of any Award, holds or would hold, directly or indirectly, in his name or with a relative (as defined in the ITO) (i) 10% of the outstanding share capital of the Company, (ii) 10% of the voting power of the Company, (iii) the right to hold or purchase 10% of the outstanding equity or voting power, (iv) the right to obtain 10% of the “profit” of the Company (as defined in the ITO), or (v) the right to appoint a director of the Company.

(h) “Deposit Requirements” shall mean with respect a 102 Trustee Grant, the requirement to evidence deposit of an Award with the Trustee, in accordance with Section 102, in order to qualify as a 102 Trustee Grant. As of the time of approval of this Sub-Plan, the ITA guidelines regarding Deposit Requirements for 102 Capital Gains Track Grants require that the Trustee be provided with (i) the resolutions approving Awards intended to qualify as 102 Capital Gains Track Grants within forty-five days of the date of Administrator’s approval of such Award, including full details of the terms of the Awards, and (ii) a copy of the Award Agreement executed by the Eligible 102 Participant and/or Eligible 102 Participant’s consent to the requirements of the 102 Capital Gains Track Grant within ninety days of the Administrator’s approval of such Award, and (iii) with respect to a grant or sale of Shares, either a share certificate and copy of the Company’s share register evidencing issuance of the Shares underlying such Award in the name of the Trustee for the benefit of the Eligible 102 Participant, or deposit of the Shares with a financial institution in an account administered in the name of the Trustee, as applicable, in each case, within ninety days of the date of the Administrator’s approval of such Award.

(i) “Election” means the Company’s choice of the type of 102 Trustee Grants it shall make under the Plan (as between capital gains track or ordinary income track), as filed with the ITA.

(j) “Eligible 102 Participant” means a Participant who is a person employed by the Company or its subsidiary or affiliate, including an individual who is serving as a director (as defined in the ITO) or an office holder (as defined in the ITO), who is not a Controlling Shareholder.

(k) “Israeli Fair Market Value” shall mean with respect to 102 Capital Gains Track Grants only, for the sole purpose of determining tax liability pursuant to Section 102(b)(3) of the ITO, if at the date of grant the Shares are listed on any established stock exchange or a national market system or if the Shares shall be registered for trading within ninety days following the date of grant, the fair market value of the Shares at the date of grant shall be determined in accordance with the average value of the Shares on the thirty trading days preceding the date of grant or on the thirty trading days following the date of registration for trading, as the case may be.

(l) “ITA” means the Israel Tax Authority.

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(m) “ITO” means the Israeli Income Tax Ordinance (New Version), 1961, and the rules, regulations, orders or procedures promulgated thereunder and any amendments thereto, including specifically the Rules, all as may be amended from time to time.

(n) “Non-Trustee Grant” means an Award granted to an Eligible 102 Participant pursuant to Section 102(c) of the ITO and not held in trust by a Trustee.

(o) “Required Holding Period” means the requisite period prescribed by the ITO and the Rules, or such other period as may be required by the ITA, with respect to 102 Trustee Grants, during which Awards granted by the Company must be held by the Trustee for the benefit of the person to whom it was granted. As of the date of the adoption of this Sub-Plan, the Required Holding Period for 102 Capital Gains Track Grants is 24 months from the date of grant of the Award.

(p) “Rules” means the Income Tax Rules (Tax Benefits in Share Issuance to Employees) 5763-2003.

(q) “Section 102” shall mean the provisions of Section 102 of the ITO, as amended from time to time, including by the Law Amending the Income Tax Ordinance (Number 132), 2002, effective as of January 1, 2003 and by the Law Amending the Income Tax Ordinance (Number 147), 2005.

(r) “subsidiary or affiliate” for the purpose of grants made under this Sub-Plan, means any “employing company” within the meaning of Section 102(a) of the ITO.

(s) “Trustee” means a person or entity designated by the Administrator to serve as a trustee and approved by the ITA in accordance with the provisions of Section 102(a) of the ITO.

3. Types of Awards and Section 102 Election.

(a) Awards made as 102 Trustee Grants shall be made pursuant to either (i) Section 102(b)(2) of the ITO as 102 Capital Gains Track Grants or (ii) Section 102(b)(1) of the ITO as 102 Ordinary Income Track Grants. The Company’s Election regarding the type of 102 Trustee Grant it chooses to make shall be filed with the ITA. Once the Company (or its subsidiary or affiliate) has filed such Election, it may change the type of 102 Trustee Grant that it chooses to make only after the passage of at least 12 months from the end of the calendar year in which the first grant was made in accordance with the previous Election, in accordance with Section 102. For the avoidance of doubt, such Election shall not prevent the Company from granting Non-Trustee Grants to Eligible 102 Participants at any time.

(b) Eligible 102 Participants may receive only 102 Trustee Grants or Non-Trustee Grants under this Sub-Plan. Participants who are not Eligible 102 Participants may be granted only 3(i) Options under this Sub-Plan.

(c) No 102 Trustee Grants may be made effective pursuant to this Sub-Plan until thirty days after the date the requisite filings required by the ITO and the Rules, including the filing of the Plan and Sub-Plan, have been made with the ITA.

(d) The Award Agreement shall indicate whether the grant is a 102 Trustee Grant, a Non-Trustee Grant or a 3(i) Option; and, if the grant is a 102 Trustee Grant, whether it is a 102 Capital Gains Track Grant or a 102 Ordinary Income Track Grant.

4. Terms and Conditions of 102 Trustee Grants.

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(a) Each 102 Trustee Grant shall be deemed granted on the date approved by the Administrator and stated in a written or electronic notice by the Company, provided that its qualification as a 102 Trustee Grant shall be dependent upon the Company’s and the Trustee’s compliance with any applicable requirements set forth by the ITA with regard to such grants.

(b) Each 102 Trustee Grant granted to an Eligible 102 Participant and each certificate for Shares acquired pursuant to a 102 Trustee Grant shall be deposited with a Trustee in compliance with the Deposit Requirements and held in trust by the Trustee (or be subject to a supervisory trustee arrangement if approved by the ITA). After termination of the Required Holding Period, the Trustee may release such Awards and any Shares issued with respect to such Award, provided that (i) the Trustee has received an acknowledgment from the ITA that the Eligible 102 Participant has paid any applicable tax due pursuant to the ITO or (ii) the Trustee and/or the Company or its subsidiary or affiliate withholds any applicable tax due pursuant to the ITO. The Trustee shall not release any 102 Trustee Grants or shares issued with respect to the 102 Trustee Grants prior to the full payment of the Eligible 102 Participant’s tax liabilities.

(c) Each 102 Trustee Grant shall be subject to the relevant terms of Section 102 and the ITO, which shall be deemed an integral part of the 102 Trustee Grant and shall prevail over any term contained in the Plan, this Sub-Plan or Award Agreement that is not consistent therewith. Any provision of the ITO and any approvals of the ITA not expressly specified in this Sub-Plan or any document evidencing an Award that are necessary to receive or maintain any tax benefit pursuant to the Section 102 shall be binding on the Eligible 102 Participant. The Trustee and the Eligible 102 Participant granted a 102 Trustee Grant shall comply with the ITO, and the terms and conditions of the trust agreement entered into between the Company and the Trustee (the “Trust Agreement”). For avoidance of doubt, it is reiterated that compliance with the ITO specifically includes compliance with the Rules. Further, the Eligible 102 Participant agrees to execute any and all documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with the provision of any Applicable Law, and, particularly, Section 102. With respect to 102 Capital Gain Track Grants, to the extent that the Shares are listed on any established stock exchange or a national market system, the provisions of Section 102(b)(3) of the ITO shall apply with respect to the Israeli tax rate applicable to such Awards.

(d) Unless determined otherwise by the Administrator, as long as the Trustee holds the Shares received subsequently following any realization of rights derived from Awards or Shares, the voting rights attached to such Shares will remain with the Trustee. However, the Trustee shall not be obligated to exercise such voting rights nor notify the Participant of Shares held in the Trust, of any meeting of the Company’s shareholders or any resolutions adopted by written consent of shareholders. Without derogating from the above, with respect to 102 Awards, such Shares shall be voted in accordance with the provisions of Section 102 and any rules, regulations or orders promulgated thereunder.

(e) During the Required Holding Period, the Eligible 102 Participant shall not require the Trustee to release or sell the Awards and Shares received subsequently following any realization of rights derived from Awards or Shares (including stock dividends) to the Eligible 102 Participant or to a third party, unless permitted to do so by Applicable Law. Notwithstanding the foregoing, the Trustee may, pursuant to a written request and subject to Applicable Law, release and transfer such Shares to a designated third party, provided that both of the following conditions have been fulfilled prior to such transfer: (i) all taxes required to be paid upon the release and transfer of the shares have been withheld for transfer to the tax authorities and (ii) the Trustee has received written confirmation from the Company that all requirements for such release and transfer have been fulfilled according to the terms of the Company’s corporate documents, the Plan, any applicable Award Agreement and applicable law. To avoid doubt such sale or release during the Required Holding Period shall result in different tax ramifications to the Eligible 102 Participant under Section 102 of the ITO and the Rules and/or any other regulations or orders or procedures promulgated thereunder, which shall apply to and shall be borne solely by such Eligible 102

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Participant (including tax and mandatory payments otherwise payable by the Company or its subsidiary or affiliate, which would not apply absent a sale or release during the Required Holding Period).

(f) In the event a stock dividend is declared and/or additional rights are granted with respect to Shares which derive from Awards granted as 102 Trustee Grants, such dividend and/or rights shall also be subject to the provisions of this Section 4 and the Required Holding Period for such dividend shares and/or rights shall be measured from the commencement of the Required Holding Period for the Award with respect to which the dividend was declared and/or rights granted. In the event of a cash dividend on Shares, the Trustee shall transfer the dividend proceeds to the Eligible 102 Participant in accordance with the Plan after deduction of taxes and mandatory payments in compliance with applicable withholding requirements, and subject to any other requirements imposed by the ITA.

(g) If an Award granted as a 102 Trustee Grant is exercised during the Required Holding Period, the Shares issued upon such exercise shall be issued in the name of the Trustee for the benefit of the Eligible 102 Participant (or be subject to a supervisory trustee arrangement if approved by the ITA). If such a, Award is exercised or settled after the Required Holding Period ends, the Shares issued upon such exercise or settlement shall, at the election of the Eligible 102 Participant, either (i) be issued in the name of the Trustee (or be subject to a supervisory trustee arrangement if approved by the ITA), or (ii) be transferred to the Eligible 102 Participant directly, provided that the Eligible 102 Participant first complies with all applicable provisions of the Plan and this Sub-Plan.

(h) To avoid doubt: (i) notwithstanding anything to the contrary in the Plan, including without limitation 5.5 thereof, payment upon exercise or purchase of Awards granted as a 102 Trustee Grant, may only be paid by cash or check, and not by surrender or withholding of Shares, or by reduction of Shares pursuant to a “net exercise” arrangement, or other forms of payment, unless and to the extent permitted under Section 102 or as expressly authorized by the ITA; (ii) notwithstanding anything to the contrary in the Plan, including without limitation Section 6.2(a) and Section 6.3(c) thereof, to the extent required by the ITA, dividend equivalents may not be settled in Shares with respect to Awards granted under the 102 Capital Gains Track without the prior approval of the ITA; (iii) notwithstanding anything to the contrary in the Plan, including without limitation Article 8 thereof, certain adjustments and amendments to the terms of Awards granted under the 102 Capital Gains Track, including pursuant to exchange programs, recapitalization events and so forth, may disqualify the Awards from benefitting from the tax benefits under the 102 Capital Gains Track, unless the prior approval of the ITA is obtained; (iv) notwithstanding anything to the contrary in the Plan, repurchase rights with regard to Awards made as 102 Capital Gains Track Grants shall be subject to the express approval of the ITA; (v) notwithstanding anything to the contrary in the Plan, Awards granted under the 102 Capital Gains Track may only be settled in Shares and not in cash; (vi) Awards based on the achievement of performance “targets” may require the approval of the ITA in order to qualify under the 102 Capital Gains Track; (vii) notwithstanding anything to the contrary in the Plan, including without limitation Section 10.14 thereof, a claw-back policy shall not apply to Awards granted under the 102 Capital Gains Track; and (viii) the Trustee may require actual written signatures on certain documents for compliance with Section 102 requirements.

5. Assignability. As long as Awards or Shares are held by the Trustee on behalf of the Eligible 102 Participant, all rights of the Eligible 102 Participant over the Shares are personal, cannot be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

6. Tax Consequences.

(a) Any tax consequences arising from the grant or settlement of any Award, the exercise of any Option, the issuance, sale or transfer and payment for the Shares covered by an Award, or from any other event or act (of the Company and/or its subsidiary or affiliate and/or the Trustee and/or the

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Participant) relating to an Award or Shares issued thereupon shall be borne solely by the Participant. The Company and/or its subsidiary or affiliate, and/or the Trustee shall withhold taxes according to the requirements under the Applicable Laws, rules, and regulations, including withholding taxes at source. Furthermore, the Participant shall agree to indemnify the Company and/or its subsidiary or affiliate and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant. The Company or any of its subsidiaries or affiliates, and the Trustee may make such provisions and take such steps as it/they may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to an Award granted under the Plan and the exercise, sale, transfer or other disposition thereof, including, but not limited, to (i) deducting the amount so required to be withheld from any other amount then or thereafter payable to a Participant, including by deducting any such amount from a Participant’s salary or other amounts payable to the Participant, to the maximum extent permitted under law; and/or (ii) requiring a Participant to pay to the Company or any of its subsidiaries or affiliates the amount so required to be withheld; and/or (iii) withholding otherwise deliverable Shares having a Fair Market Value equal to the minimum amount statutorily required to be withheld; and/or (iv) selling a sufficient number of such Shares otherwise deliverable to a Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to the Participant’s authorization as expressed by acceptance of the Award under the terms herein), to the extent permitted by applicable law or pursuant to the approval of the ITA. In addition, the Participant shall be required to pay any amount (including penalties) that exceeds the tax to be withheld and transferred to the tax authorities, pursuant to applicable tax laws, regulations and rules.

(b) The Company does not represent or undertake that an Award shall qualify for or comply with the requisites of any particular tax treatment (such as the “capital gains track” under Section 102), nor shall the Company, its assignees or successors be required to take any action for the qualification of any Award under such tax treatment. The Company shall have no liability of any kind or nature in the event that, as a result of application of applicable law, actions by the Trustee or any position or interpretation of the ITA, or for any other reason whatsoever, an Award shall be deemed to not qualify for any particular tax treatment.

(c) With respect to Non-Trustee Grants, if the Eligible 102 Participant ceases to be employed by the Company or any subsidiary or affiliate, the Eligible 102 Participant shall extend to the Company and/or its subsidiary or affiliate a security or guarantee for the payment of tax due at the time of sale of Shares to the satisfaction of the Company, all in accordance with the provisions of Section 102 of the ITO and the Rules.

7. Securities Laws. All Awards hereunder shall be subject to compliance with the Israeli Securities Law, 1968, and the rules and regulations promulgated thereunder.

8. Termination of Service. It is hereby clarified that the Termination of Service of an Israeli Participant who is an Employee of the Company and/or the Israeli Affiliate, as the case may be, shall be the termination of the employee-employer relationship between the Israeli Participant and the Company and/or the Israeli Affiliate, as the case may be.

9. Governing Law. The validity and enforceability of this Sub-Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to the provisions governing conflict of laws, except to the extent that mandatory provisions of the laws of the State of Israel apply, such as tax laws and labor laws.

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